Exhibit 99.1

 Mace Security International Reports Financial Results for the First
                           Quarter of 2007

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 9, 2007--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq Global:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for the first quarter ended March 31, 2007.

    Financial Results

    The net loss for the first quarter of 2007 was $658,000, or $(0.04) per share, compared to a loss of $966,000 or $(0.06) per share for the first quarter of 2006.

    Total revenues for the quarter ended March 31, 2007 were $11.6 million compared to $13.3 million for the same period in 2006. The decrease in revenues was primarily due to a decrease in revenues from the Security Segment of approximately $1.1 million, or 16.7%, in the first quarter of 2007 compared to the first quarter of 2006. The change in revenues within the Security Segment was principally due to a decrease in sales of our consumer direct electronic surveillance and machine vision camera and video conferencing equipment in Texas and our professional electronic surveillance operation in Florida. The decrease in sales in our professional electronic surveillance operation was partially a result of sales of discontinued and refurbished products at lower prices, the inability of some of Mace's vendors to supply high volume products in a timely manner, and the impact on operations and management of the Florida embezzlement investigation. This decrease in sales was partially offset by growth in revenues in our personal defense and law enforcement aerosol operations. Car wash and detailing revenues decreased from $5.1 million in the first quarter of 2006 to $4.7 million in the first quarter of 2007, a decrease of $0.4 million, or 8.5%. This decrease was primarily the result of the sale of car washes and reduced volumes.

    Gross profit as a percentage of revenues was approximately 24.0% for the first quarter of 2007 and 26.6% for the first quarter of 2006. Gross profit percentage for 2007 was comprised of 26% for the Security Segment and 23% for the Car and Truck Wash Segment while, for 2006, this percentage was comprised of 30% for the Security Segment and 24% for the Car and Truck Wash Segment. The decrease in the Security Segment gross profit was due to the decrease in revenues noted above, a change in customer and product mix, an increase in sales of discontinued products at reduced margins and increased staffing costs. The decrease in the Car and Truck Wash gross profit percentage was principally a result of reduced volumes.

    Selling, general and administrative ("SG&A") expenses for the first quarter of 2007 increased by $309,000 over the same period in 2006. The increase in SG&A costs is primarily the result of the growth in infrastructure in the Security Segment, which added an additional $77,000 of SG&A costs in 2007; an increase in advertising costs in the Car and Truck Wash Segment of $28,000; and $132,000 of legal fees relating to the ongoing immigration investigation. As previously disclosed, the Company determined that the former divisional controller of the Florida Security division embezzled funds from the Company. Included in the 2007 SG&A expenses is a charge of $99,000 representing the amount of funds embezzled during the quarter ended March 31, 2007.

    Operating loss for the first quarter of 2007 was $1.8 million compared to $730,000 in the first quarter of 2006. The increase in the operating loss was principally the result of the decrease in gross profit of $754,000, and the increase in SG&A costs of $309,000, as noted above.

    Discontinued operations includes the Company's Arizona car wash region, the truck washes, and certain car wash sites in the Northeast region. The results of operations for these regions are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $1.3 million in the first quarter of 2007, $1.2 million of which was from gains on the sales of car wash sites.

    The Company's net book value was $56.1 million, or $3.67 per share, at March 31, 2007. In addition, Mace had $86 million in total assets, including $13.9 million of cash and short-term investments at March 31, 2007. The Company's current cash and short term investments total approximately $20 million.

    Mace will conduct a conference call on Friday, July 13, 2007 at 11:00 AM EDT. The toll free conference call number is (888) 751-6352, and the international conference call number is (706) 902-1438, conference ID: 10900. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference
ID: 10900. This will be available after the teleconference from 5:00 PM EDT, Friday, July 13, 2007 through 5:00 PM EDT, Friday, July 27, 2007. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company's website through July 31, 2007.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.



          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2007       2006

Revenues
  Car wash and detailing services                    $4,687     $5,122
  Lube and other automotive services                    805        800
  Fuel and merchandise sales                            654        828
  Security sales                                      5,435      6,527
                                                 ---------- ----------
                                                     11,581     13,277
Cost of revenues
  Car wash and detailing services                     3,542      3,797
  Lube and other automotive services                    634        617
  Fuel and merchandise sales                            575        736
  Security sales                                      4,047      4,590
                                                 ---------- ----------
                                                      8,798      9,740

Selling, general and administrative expenses          4,187      3,878
Depreciation and amortization                           399        389
                                                 ---------- ----------

Operating loss                                      (1,803)      (730)

Interest expense, net                                 (254)      (257)
Other income                                            138         79
                                                 ---------- ----------
Loss from continuing operations before income
 taxes                                              (1,919)      (908)

Income tax expense                                       25         39
                                                 ---------- ----------

Loss from continuing operations                     (1,944)      (947)

Income (loss) from discontinued operations, net
 of tax                                               1,286       (19)

                                                 ---------- ----------
Net loss                                             $(658)     $(966)
                                                 ========== ==========

Per share of common stock (basic and diluted):
Loss from continuing operations                     $(0.13)    $(0.06)
Income (loss) from discontinued operations, net
 of tax                                                0.09          -
                                                 ---------- ----------
Net loss                                            $(0.04)    $(0.06)
                                                 ========== ==========

Weighted average shares outstanding
  Basic                                          15,275,382 15,272,882
  Diluted                                        15,275,382 15,272,882

    CONTACT: Mace Security International, Inc.
             Investor Relations:
             Eduardo Nieves, Jr., 954-449-1313
             www.mace.com